Exhibit 99.2




                              SKY VALLEY BANK CORP.


                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS


         A Special Meeting of shareholders of Sky Valley Bank Corp. (the "Company") will be held at 9:00 a.m., Colorado time, on January 22, 1998, at the Company's offices at 720 Main Street, Alamosa, Colorado, to consider and vote upon an Agreement and Plan of Reorganization dated as of July 25, 1997 as amended on September 8, 1997, among the Company, The First National Bank in Alamosa (the "Bank"), Ralph H. Outcalt, Donald J. Wuckert, Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Valley National Bank of Cortez ("Valley"), Val Cor's 99.7% owned subsidiary, an Agreement to Merge between the Company and Val Cor and an Agreement to Merge between Valley and the Bank (collectively, the "Plan of Reorganization"). The Plan of Reorganization provides for the merger of the Company into Val Cor, with Val Cor being the surviving corporation and for the merger of Valley into the Bank with the Bank being the surviving entity (the aforementioned mergers being referred to herein collectively as the "Reorganization").

                  Upon the consummation of the Plan of Reorganization, each holder of shares of Company Common Stock will receive shares of Zions Common Stock in exchange for each share of Company Common Stock held as of the effective date of the Plan of Reorganization. The terms and conditions of the Reorganization are set forth in the accompanying Proxy Statement/Prospectus.

         The Board of Directors has set December 18, 1997, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

                  Holders of Company Common Stock are entitled to assert dissenters' rights under Colorado law.

                  By order of the Board of Directors

Dated: December 19, 1997.



                                                Ralph H. Outcalt
                                                Chairman of the Board

         Please mark, sign and return the enclosed proxy in the envelope provided.